Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

GTJ REIT, Inc.

West Hempstead, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-169557) of GTJ REIT, Inc. of our report dated May 29, 2015, relating to the combined statement of revenue and certain expenses of the Piscataway Portfolio which appears in this Current Report on Form 8K/A.

/s/ BDO USA, LLP

New York, New York

May 29, 2015

R-221 (6/14)